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                                                                    EXHIBIT 23.4


[LETTERHEAD] KPMG PEAT MARKWICK LLP



The Boards of Directors
Dental Care Plus Management, Corp.
I.H.C.S., Inc.

We consent to the incorporation by reference in the registration statement (as filed on September 13, 1996) on Form S-8 of CompDent Corporation of our reports dated February 23, 1996, with respect to the balance sheets of Dental Care Plus Management, Corp. and I.H.C.S., Inc. as of December 31, 1995 and 1994, and the related statements of operations (income), shareholders' equity (deficit), and cash flows for the years then ended, which reports appear in the Form 8-KA of CompDent Corporation dated May 8, 1996.


                                            /s/ KPMG Peat Marwick LLP


Chicago, Illinois
September 13, 1996